Exhibit 99.1

WordLogic Corp. Launches Product on Bloomberg TV and CNBC US Starting Tuesday; Web Site Upgraded

VANCOUVER, British Columbia, June 28 /PRNewswire-FirstCall/ -- WordLogic Corporation, (OTC Bulletin Board:WLGC.ob - News) a leading-edge technology company developing advanced methods of text and information entry, and refined search capabilities, including advanced input, launches its new TV infomercial campaign Tuesday, June 29th twice daily on Bloomberg Television, reports WordLogic CEO Frank Evanshen.  It will also appear twice daily on CNBC US programs after the July 4th weekend. The new product launch coincides with a major upgrade of its website, www.wordlogic.com.

The infomercial introduces WordLogic™ Predictive Keyboard product, a universal, easy-to-use text entry system based on a USB-plug-in drive that is simple for anyone who uses an electronic device.

"WordLogic™ benefits everyone--from novice typists to transcribers, students, professors, professionals and business persons," says Mr. Evanshen, who uses it himself daily and reports that, "It's addictive.  WordLogic streamlines and facilitates daily communication activities. It can be used as typing software, Assistive Technology, a research tool, and an aid in language learning and instruction."

To order the product, click "Buy Now" at www.wordlogic.com or go directly to www.wordlogicusb.com. WordLogic has call center facilities to accept orders.  U.S.-based Custom USB will handle software downloading, shipping and handling. The infomercial may be viewed at www.wordlogic.com.

Advidea Inc. produced the new infomercial, the first leg of WordLogic's broadcast ad campaign, which will expand to additional broadcast outlets.

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration.  Company information: WordLogic headquarters is located at 1130 West Pender St., Suite 230, Vancouver BC Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation 1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development, 1+914.273.9691, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.